Exhibit 4.5

HOT AIR, INC.

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

HOT AIR, INC.

2016 STOCK OPTION PLAN

This AGREEMENT (“Agreement”) is effective as of [                            ] between Hot Air, Inc., a Delaware corporation (the “Company”) and [__________] (the “Participant”).

Terms and Conditions

The Company hereby grants this non-qualified stock option (the “Option”) as of [                            ] (the “Grant Date”), pursuant to the Hot Air, Inc. 2016 Stock Option Plan, as it may be amended from time to time (the “Plan”), to purchase the number of shares of Common Stock set forth in Section 2 below to the Participant, as an Eligible Employee of the Company or any of its Affiliates (the “Shares”). Except as otherwise indicated, any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Plan. A copy of the Plan has been delivered to the Participant. By signing and returning this Agreement, the Participant acknowledges having received and read a copy of the Plan and agrees to comply with it, this Agreement and all applicable laws and regulations.

Accordingly, the parties hereto agree as follows:

1. Tax Matters. No part of the Option granted hereby is intended to qualify as an “incentive stock option” under section 422 of the Code.

2. Shares Subject to Option; Exercise Price. Subject in all respects to the Plan and the terms and conditions set forth herein and therein, the Option entitles the Participant to purchase from the Company, upon exercise, [______] shares of Common Stock at an exercise price equal to $1,000 per Share (the “Exercise Price”). One-half of the Option shall be subject to vesting under Section 3(a) based on the passage of time (“Time-Based Options”), and one-half of the Option shall be subject to vesting under Section 3(b) based on the achievement of performance objectives (“Performance-Based Options”).

3. Vesting. Subject to the Participant not having a Termination of Employment and except as otherwise set forth in Section 4, the Option shall become non-forfeitable and exercisable (any portion of the Option that shall have become non-forfeitable and exercisable pursuant to this Section 3, the “Vested Options”) according to the following provisions.

(a) Time-Based Options.

(i) Except as otherwise provided in Section 4 hereof, the Time-Based Options shall vest and become exercisable in the following amounts at the following times (the “Time-Based Vesting Dates”), provided that the Participant has not experienced a Termination of Employment prior to each applicable Time-Based Vesting Date. There shall be no proportionate or partial vesting in the periods prior to each Time-Based Vesting Date and any vesting shall occur only on the applicable Time-Based Vesting Date.

Percentage of Time-Based Options	Vesting Date
20%	December 31, 20[ ]
20%	December 31, 20[ ]
20%	December 31, 20[ ]
20%	December 31, 20[ ]
20%	December 31, 20[ ]

(ii) Notwithstanding Section 3(a)(i), the following shall apply with respect to the Time-Based Options:

(A) in the event of a Change in Control, all unvested Time-Based Options shall immediately vest and become Vested Options as of immediately prior to the Change in Control;

(B) in the event that the Participant experiences a Termination of Employment by reason of an involuntary Termination by the Company without Cause or by the Participant for Good Reason, that percentage of the Time-Based Options subject to this Agreement that have not vested but would have vested in the calendar year of the Participant’s Termination of Employment, in accordance with Section 3(a)(i) hereof, shall immediately vest and become Vested Options as of the date of the Participant’s Termination of Employment;

(C) in the event that the Participant experiences a Termination of Employment by reason of death or Disability, all unvested Time-Based Options subject to this Agreement shall immediately vest and become Vested Options as of the date of the Participant’s death or Disability, whichever applicable; and

(D) the Board or the Committee shall be authorized, in its sole discretion, based upon its review and evaluation of the performance of the Participant and of the Company, to accelerate the vesting of any Time-Based Options under this Agreement, at such times and upon such terms and conditions as the Board or the Committee deem advisable, and which determination shall be made on an individual by individual basis and need not be uniform among all Plan participants.

(b) Performance-Based Options. Except as otherwise provided in Section 4 hereof, 100% of the Performance-Based Options shall vest and become exercisable upon the occurrence of any Realization Event, if and solely to the extent the Sponsor has achieved a Sponsor IRR with respect to its equity investments in Cardboard Box LLC, a Delaware limited liability company (“Cardboard Box”), equal to at least eight percent (8%) at the time of such Realization Event. The following terms used in this Section 3(b) shall have the meanings ascribed to them below.

(i) “Realization Event” shall mean an event or transaction (or a series of events or transactions), including, without limitation, a Change in Control or a sale or other disposition of shares of Common Stock into the public market, wherein the Sponsor receives cash, on a cumulative basis, in respect of its Common Stock.

(ii) “Sponsor” means CP7 Warming Bag, L.P., a Delaware limited partnership, and its Affiliates.

(iii) “Sponsor IRR” means, as of the date of any Realization Event, the cumulative internal rate of return of the Sponsor (calculated as provided below) where the internal rate of return shall be the annually compounded rate of return which results in the following amount having a net present value equal to zero: (A) the aggregate amount of cash distributed to the Sponsor from time to time on a cumulative basis through such date (provided that in no circumstances shall any fees paid, expenses reimbursed or tax distributions made to the Sponsor from time to time be included in this clause (A)), minus (B) the aggregate amount of the cash invested in (and the initial gross asset value of any property (other than money) contributed to) Cardboard Box by the Sponsor, directly or indirectly, from time to time in respect of such investment. In determining the Sponsor IRR, the following shall apply: (1) capital contributions shall be deemed to have been made on the last day of the month in which they are made (except for the initial capital contribution which shall be deemed to have been made on December 15, 2015); (2) distributions shall be deemed to have been made on the last day of the month in which they are made; (3) all distributions shall be based on the amount distributed prior to the application of any U.S. federal, state or local taxation to the Sponsor; (4) the rates of return shall be per annum rates and all amounts shall be calculated on a annually compounded basis, and on the basis of a 365-day year; and (5) the Sponsor IRR shall be determined on a fully diluted basis, assuming inclusion of all shares of Common Stock underlying all then outstanding Time-Based Options and Performance-Based Options. The calculation of the Sponsor IRR upon the occurrence of any Realization Event shall be made by the Board or the Committee in its sole and absolute discretion.

4. Forfeiture Events.

(a) If the Participant experiences a Termination of Employment for any reason, any portion of the Option that are not Vested Options, and that do not become Vested Options pursuant to Section 3(a)(ii) hereof as a result of such Termination of Employment, shall be forfeited immediately upon such Termination of Employment and revert back to the Company without any payment to the Participant.

(b) If the Participant experiences a Termination of Employment for Cause (or upon the discovery that the Participant engaged in Detrimental Activity), the entire Option subject to this Agreement (Vested Options or otherwise) shall be forfeited immediately upon such termination (or such discovery that the Participant engaged in Detrimental Activity) and revert back to the Company without any payment to the Participant.

5. Exercise.

(a) To the extent that any portion of the Option has become vested and exercisable with respect to a number of Shares, such portion of the Option may thereafter be exercised by the Participant, in whole or in part, at any time or from time to time prior to the Expiration Date (as defined below). Notwithstanding the foregoing, the Participant may not exercise any portion of the Option unless the offering of Shares issuable upon such exercise (i) is then registered under the Securities Act, or, if such offering is not then so registered, the Company has determined that such offering is exempt from the registration requirements of the Securities Act and (ii) complies with all other applicable laws and regulations governing the Option, and the Participant may not exercise any portion of the Option if the Committee determines that such exercise would not be so registered or exempt and otherwise in compliance with such laws and regulations. Unless otherwise determined by the Committee, in no event may the Option be exercised for fewer than seventy five and forty two ten-thousandths (75.0042) Shares unless it is exercised for all Shares then remaining exercisable with respect to the Option.

(b) To exercise the Option, unless otherwise directed or permitted by the Committee, the Participant must:

(i) execute and deliver to the Company a properly completed Notice of Exercise in the form attached hereto as Exhibit A.

(ii) execute and deliver such other documentation as required by the Committee (including, without limitation, any shareholder’s agreement) which may set forth certain restrictions on transferability of the Shares acquired upon exercise, a right of first refusal or a right of first offer of the Company and other Persons with respect to Shares, and such other terms or restrictions as the Board or Committee may from time to time establish, including without limitation whatsoever, any drag along rights, tag along rights, transfer restrictions and registration rights, and

(iii) remit the aggregate Exercise Price to the Company in full, payable (A) by wire transfer to a bank account of the Company; or (B) on such other terms and conditions as may be acceptable to the Committee.

(c) In addition, unless otherwise directed or permitted by the Committee, the Participant must pay or provide for all applicable withholding taxes in respect of the exercise of the Option, by (i) remitting the aggregate amount of such taxes to the Company in full, in cash or by check, bank draft or money order payable to the order of the Company, or (ii) making arrangements with the Company to have such taxes withheld from other compensation, to the extent permitted by the Committee.

6. Option Term. The term of the Option shall be until the tenth anniversary of the Grant Date, after which time it shall expire (such tenth anniversary date, the “Expiration Date”), subject to earlier termination in the event of the Participant’s Termination of Employment as specified in the Plan and this Agreement. Upon the Expiration Date, the Option (whether vested or not) shall automatically be cancelled for no consideration, shall no longer be exercisable, and shall cease to be outstanding.

7. Detrimental Activity.

(a) The provisions in the Plan regarding Detrimental Activity shall apply to the Option. In the event that the Participant engages in Detrimental Activity prior to any exercise of the Option, the Option shall immediately thereupon terminate and expire. As a condition of the exercise of the Option, the Participant shall be required to certify in a manner acceptable to the Company (or be deemed to have certified) that the Participant is in compliance with the terms and conditions of the Plan and that the Participant has not engaged in, and does not intend to engage in, any Detrimental Activity. In the event the Participant engages in Detrimental Activity during the one-year period commencing on the later of the date the Option is exercised or the date of the Participant’s Termination of Employment, the Company shall be entitled to recover from the Participant at any time within one year after such date, and the Participant shall pay over to the Company, an amount equal to any gain realized (whether at the time of exercise or thereafter) as a result of the exercise.

(b) The Participant acknowledges and agrees that the restrictions herein and in the Plan regarding Detrimental Activity are necessary for the protection of the business and goodwill of the Company and its Affiliates, and are considered by the Participant to be reasonable for such purposes. Without intending to limit the legal or equitable remedies available in the Plan and in this Agreement, the Participant acknowledges that engaging in Detrimental Activity will cause the Company and its Affiliates material irreparable injury for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such activity or threat thereof, the Company shall be entitled, in addition to the remedies provided under the Plan, to obtain from any court of competent jurisdiction a temporary restraining order or a preliminary or permanent injunction restraining the Participant from engaging in Detrimental Activity or such other relief as may be required to specifically enforce any of the covenants in the Plan and this Agreement without the necessity of posting a bond, and in the case of a temporary restraining order or a preliminary injunction, without having to prove special damages.

8. Restriction on Transfer of Option. No portion of the Option shall be Transferable by the Participant other than by will or by the laws of descent and distribution, and the Option shall be exercisable, during the Participant’s lifetime, only by the Participant. Any attempt to Transfer the Option other than in accordance with the expressed terms of the Plan shall be void.

9. Company Call Rights.

(a) In the event of (i) a Termination of Employment for Cause or the discovery that the Participant engaged in Detrimental Activity or (ii) a voluntary Termination by the Participant without Good Reason, then, the Company may at any time during the period commencing on the date of such Termination for Cause (or the discovery that the Participant engaged in Detrimental Activity) or voluntary Termination by the Participant without Good Reason and ending on the six (6) month anniversary thereof, repurchase from the Participant any shares of Common Stock previously acquired by the Participant through the exercise of the Option under this Agreement at a repurchase price equal to the lesser of the (A) Exercise Price, and (B) Fair Market Value as of the date of repurchase.

(b) In the event of a voluntary Termination by the Participant for Good Reason or an involuntary Termination by the Company for any reason other than for Cause (including Termination of Employment due to death or Disability), the Company may at any time during the six (6)-month period following the date on which the Participant incurs such Termination of Employment or, if later, following the date on which the Participant acquires shares of Common Stock pursuant to the exercise of the Option hereunder following such Termination of Employment, as applicable: repurchase from the Participant any shares of Common Stock previously acquired by the Participant pursuant to the exercise of the Option under this Agreement at a repurchase price equal to Fair Market Value as of the date of repurchase.

(c) If the Company elects to exercise the call rights under this Section 9, it shall do so by delivering to the Participant a notice of such election, specifying the number of shares to be purchased and the closing date and time of such purchase. Such closing shall take place at the Company’s principal executive offices or as otherwise determined by the Company within sixty (60) days after the exercise of the right contained in this Section 9. The Company shall pay any amount that it shall be obligated to pay under this Section 9 in cash or by any other method provided under the Plan (including but not limited to by delivery of an unsecured promissory note by the Company to the Participant).

(d) Notwithstanding anything herein to the contrary, the Company shall not be obligated to repurchase any shares of Common Stock previously acquired pursuant to the exercise of the Vested Options from the Participant, or from the estate of the Participant, and may defer such repurchase, if (i) there exists and is continuing a default or an event of default on the part of the Company or under any guarantee or other agreement under which the Company or any of its Subsidiaries has borrowed money, (ii) such repurchase would constitute a breach of, or result in a default or an event of default on the part of the Company or any of its Subsidiaries under, any such guarantee or agreement, (iii) such repurchase would not be permitted under any applicable laws or stock exchange rules or regulations, or (iv) such repurchase would result in adverse accounting consequences for the Company.

10. Transfer Restrictions. The Participant may not Transfer all or any fraction of any Issued Shares, except with the prior written consent of the Board, which consent may be given or withheld in the sole discretion of the Board; provided, that the following Transfers shall not require the consent of the Board: (a) Transfers by operation of law to the estate or personal representative of a deceased or incompetent individual Participant (which estate or representative will then be subject to the same restrictions on Transfer as all other Participants) or (b) Transfers by the Participant to an Affiliate of the Participant; provided, that the Participant making such Transfer to an Affiliate shall thereafter remain liable (jointly and severally with the transferee) for the transferee’s obligations under this Plan and the Participant’s individual award agreement. The Participant shall pay all reasonable expenses, including attorneys’ fees and accounting fees, incurred by the Company in connection with a Transfer of Issued Shares by the Participant.

11. Drag Along Right.

(a) In the event the Board receives or is otherwise presented with a Sale Proposal and approves such Required Sale (which approval shall include that of each member of the Board appointed directly or indirectly by Catterton), then the Participant shall be required to participate in the Required Sale to such third party in the manner set forth in this Section 11.

(b) Upon the Board’s approval of a Required Sale, the Company shall deliver a Required Sale Notice with respect to such Required Sale to the Participant no more than five Business Days after the execution and delivery by all of the parties thereto of the definitive agreement or letter of intent or similar document entered into with respect to such Required Sale and, in any event, no later than fifteen (15) Business Days prior to the closing date of such Required Sale. The Required Sale Notice shall include the terms of the Sale Proposal (including the name of the purchaser, the proposed date of the closing of the Required Sale, the purchase price for the shares of Common Stock and any other material terms and conditions, and the copy of any form of agreement proposed to be executed in connection with the Required Sale).

(c) The Participant, upon receipt of a Required Sale Notice, shall be obligated (and such obligation shall be enforceable by the Company and any other Participants), to (i) sell its Issued Shares and participate in the Required Sale contemplated by the Required Sale Notice, (ii) to vote, if applicable, its Issued Shares in favor of the Required Sale at any meeting of stockholders called to vote on or approve the Required Sale and/or to consent in writing to the Required Sale, (iii) waive all dissenters’ or appraisal rights in connection with the Required Sale, (iv) enter into agreements of sale or merger agreements relating to the Required Sale and otherwise execute and deliver all agreements, releases and instruments requested by the Company in order to effectuate or that are otherwise incident to such Required Sale, (v) otherwise to take all actions and execute all documents necessary or desirable to cause the Company and the Participant to consummate the Required Sale, and (vi) upon request of the Company, deliver an executed instrument of transfer with respect to its Issued Shares to counsel designated by the Company, which instrument will be held in escrow by such counsel (pending receipt of the purchase price therefor). Any such Sale Proposal, and the terms of any Required Sale, may be amended or modified from time to time, and any such Required Sale Notice may be rescinded, upon the approval of the Board (which approval shall include that of each member of the Board appointed directly or indirectly by Catterton). The Company shall give prompt written notice of any such amendment, modification or rescission to the Participant.

(d) Each Board member shall have full and plenary power and authority, as the agent of the Company, to cause the Company to enter into a transaction providing for a Required Sale and to take any and all such further action in connection therewith as such Board member may deem necessary or appropriate in order to consummate such Required Sale. Each Board member shall have complete discretion over the terms and conditions of any Required Sale effected hereby, including, without limitation, price, type of consideration, payment terms, conditions to closing, representations, warranties, affirmative covenants, negative covenants, indemnification, holdbacks and escrows.

(e) The obligations of the Participant pursuant to this Section 11 are subject to the satisfaction of the following conditions:

(i) the Participant shall receive the same form of consideration and the same proportion of the aggregate consideration from such Required Sale that the Participant would have received if such aggregate consideration had been distributed by the Company to its stockholders in complete liquidation in accordance with applicable law and any organizational documents of the Company as in effect immediately prior to the Required Sale;

(ii) the Participant shall make or provide the same representations, warranties, covenants, indemnities and agreements as any other Participant in connection with the Required Sale (except that in the case of representations, warranties, covenants, indemnities and agreements pertaining specifically to any Participant, the Participant shall make the comparable representations, warranties, covenants, indemnities and agreements pertaining specifically to itself); and

(iii) any expenses incurred for the benefit of the Company or all Participants, and any indemnities, holdbacks, escrows and similar items relating to the Required Sale, that are not paid or established by the Company (other than those that relate to representations or indemnities concerning the Participant’s valid ownership of his Issued Shares free and clear of all liens, claims and encumbrances or the Participant’s authority, power and legal right to enter into and consummate a purchase or merger agreement or ancillary documentation) shall be paid or established by the Participant in proportion to the reduced amount of consideration the Participant would have received if the aggregate consideration from such Required Sale had been reduced by the aggregate amount of such expenses, indemnities, holdbacks, escrows or similar items.

(iv) THE PARTICIPANT HEREBY EXPRESSLY AND IRREVOCABLY APPOINTS EACH MEMBER OF THE BOARD AND HIS OR HER SUCCESSORS AND ASSIGNS AS SUCH PARTICIPANT’S PROXY AND ATTORNEY-IN-FACT TO VOTE SUCH PARTICIPANT’S ISSUED SHARES AND TAKE ANY AND ALL SUCH OTHER ACTION WITH RESPECT TO SUCH PARTICIPANT’S ISSUED SHARES AND OTHER SECURITIES OF THE COMPANY

AS SUCH BOARD MEMBER MAY DIRECT IN CONNECTION WITH A REQUIRED SALE EFFECTED BY THE COMPANY IN ACCORDANCE WITH THIS SECTION 11 SOLELY IN THE EVENT THAT SUCH PARTICIPANT FAILS TO VOTE SUCH PARTICIPANT’S ISSUED SHARES OR TAKE ANY AND ALL SUCH OTHER ACTION IN CONNECTION WITH A REQUIRED SALE IN ACCORDANCE WITH THIS SECTION 11. SUCH APPOINTMENT OF EACH BOARD MEMBER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE VALID THROUGH THE DATE THERE SHALL BE CONSUMMATED A REQUIRED SALE.]

12. Certain Legal Restrictions. The Plan, this Agreement, the granting and exercising of this Option, and any obligations of the Company under the Plan and this Agreement, shall be subject to all applicable federal, state and local laws, rules and regulations, and to such approvals by any regulatory or governmental agency as may be required, and to any rules or regulations of any exchange on which the Shares are listed.

13. Rights as a Stockholder. The Participant shall have no rights as a stockholder with respect to any Shares covered by the Option unless and until the Participant has become the holder of record of such Shares, and no adjustments shall be made for dividends (whether in cash, in kind or other property), distributions or other rights in respect of any such Shares, except as otherwise specifically provided for in the Plan.

14. Withholding of Taxes. The Company shall have the right to deduct from any payment to be made pursuant to this Agreement and the Plan, or to otherwise require, prior to the issuance or delivery of any Shares, payment by the Participant of, any federal, state or local taxes required by applicable law to be withheld.

15. Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan as may be adopted by the Committee and as may be in effect from time to time. The Plan is incorporated herein by reference. If and to the extent that any provision of this Agreement conflicts or is inconsistent with the terms set forth in the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly.

16. Recoupment Policy. The Participant acknowledges and agrees that this Option (including any Shares issued upon exercise thereof) shall be subject to the terms and provisions of any “clawback” or recoupment policy that may be adopted by the Company from time to time or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

17. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof (other than any exercise notice or other documents expressly contemplated herein or in the Plan) and supersedes any prior agreements between the Company and the Participant with respect to the subject matter hereof.

18. Notices. Any notice or communication given hereunder shall be in writing and shall be deemed to have been duly given: (i) when delivered in person; (ii) two (2) days after being sent by United States mail; or (iii) on the first business day following the date of deposit if delivered by a nationally recognized overnight delivery service, in each case, to the appropriate party at the address set forth below (or such other address as the party may from time to time specify):

If to the Company, to:

Hot Air, Inc.

c/o Catterton Partners VII, L.P.

599 West Putnam Avenue

Greenwich, CT 06830

Attention: David McPherson

with a copy (which shall not constitute notice) to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036

Attention: Michael Callahan, Esq.

If to the Participant, to the address on file with the Company.

19. No Guaranteed Employment. Nothing contained in this Agreement shall affect the right of the Company or any of its Affiliates to terminate the Participant’s employment at any time, with or without Cause, or shall be deemed to create any rights to employment or continued employment. The rights and obligations arising under this Agreement are not intended to and do not affect the Participant’s employment relationship that otherwise exists between the Participant and the Company or any of its Affiliates, whether such employment relationship is at will or defined by an employment contract. Moreover, this Agreement is not intended to and does not amend any existing employment contract between the Participant and the Company or any of its Affiliates; to the extent there is a conflict between this Agreement and such an employment contract, the employment contract shall govern and take priority.

20. WAIVER OF JURY TRIAL. EACH PARTY TO THIS AGREEMENT, FOR ITSELF AND ITS AFFILIATES, HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE ACTIONS OF THE PARTIES HERETO OR THEIR RESPECTIVE AFFILIATES PURSUANT TO THIS AGREEMENT OR IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT OF THIS AGREEMENT.

21. Interpretation. All section titles and captions in this Agreement are for convenience only, shall not be deemed part of this Agreement, and in no way shall define, limit, extend or describe the scope or intent of any provisions of this Agreement.

22. Mode of Communications. The Participant agrees, to the fullest extent permitted by applicable law, in lieu of receiving documents in paper format, to accept electronic delivery of any documents that the Company or any of its Affiliates may deliver in connection with this Option grant and any other grants offered by the Company, including, without limitation, prospectuses, grant notifications, account statements, annual or quarterly reports, and other communications. Electronic delivery of a document may be made via the Company’s email system or by reference to a location on the Company’s intranet or website or the online brokerage account system.

23. No Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute waiver of any such breach or any other covenant, duty, agreement or condition.

24. Severability. If any provision of this Agreement is declared or found to be illegal, unenforceable or void, in whole or in part, then the parties hereto shall be relieved of all obligations arising under such provision, but only to the extent that it is illegal, unenforceable or void, it being the intent and agreement of the parties hereto that this Agreement shall be deemed amended by modifying such provision to the extent necessary to make it legal and enforceable while preserving its intent or, if that is not possible, by substituting therefor another provision that is legal and enforceable and achieves the same objectives.

25. Counterparts. This Agreement may be executed in counterparts, all of which together shall constitute one agreement binding on all the parties hereto, notwithstanding that all such parties are not signatories to the original or the same counterpart.

26. Data Protection. By executing this Agreement, the Participant hereby consents to the holding and processing of personal information provided by the Participant to the Company, any Affiliate thereof, trustee or third party service provider, for all purposes relating to the operation of the Plan. These include, but are not limited to: (a) administering and maintaining Participant records; (b) providing information to the Company, its Affiliates, trustees of any employee benefit trust, registrars, brokers or third party administrators of the Plan; (c) providing information to future purchasers or merger partners of the Company or any Affiliate thereof, or the business in which the Participant works; and (d) transferring information about the Participant to any country or territory that may not provide the same protection for the information as the Participant’s home country.

27. Market Stand-Off. If requested by the Company or the lead underwriter of any public offering (the “Lead Underwriter”), the Participant shall irrevocably agree not to sell, contract to sell, grant any option to purchase, transfer the economic risk of ownership in, make any short sale of, pledge or otherwise Transfer or dispose of, any interest in any Shares or any securities convertible into, derivative of, or exchangeable or exercisable for

Shares, or any other rights to purchase or acquire Shares (except Shares included in such public offering or acquired on the public market after such offering) during such period of time following the effective date of a registration statement of the Company filed under the Securities Act that the Lead Underwriter shall specify (the “Lock-up Period”). The Participant shall further agree to sign such documents as may be requested by the Lead Underwriter or the Company to effect the foregoing and agree that the Company may impose stop transfer instructions with respect to Shares acquired pursuant to the exercise of an Option until the end of such Lock-up Period.

28. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without giving effect to its principles of conflict of laws.

29. No Acquired Rights. The award of the Option hereunder does not entitle the Participant to any benefit other than that specifically granted under the Plan, nor to any future awards or other benefits under the Plan or any similar plan. Any benefits granted under the Plan are not part of the Participant’s ordinary compensation, and shall not be considered as part of such compensation in the event of severance, redundancy or resignation. The Participant understands and accepts that the benefits granted under the Plan are entirely at the grace and discretion of the Company, and that the Company retains the right to amend or terminate the Plan, and/or Participant’s participation therein, at any time, at the Company’s sole discretion and without notice.

[Remainder of Page Left Intentionally Blank]

IN WITNESS WHEREOF, the parties have executed this Agreement on the date and year first above written.

HOT AIR, INC.

By:
Name:
Title:

PARTICIPANT

By:
Name:

EXHIBIT A

NON-QUALIFIED STOCK OPTION AGREEMENT

PURSUANT TO THE

HOT AIR, INC.

2016 STOCK OPTION PLAN

NOTICE OF EXERCISE

[TO BE ATTACHED]